Exhibit (a)(32)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer described in this Notice of Change to Directors’ Circular, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

LIONS GATE ENTERTAINMENT CORP.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFER BY

ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, ICAHN FUND S.A.R.L AND DAAZI HOLDING B.V.

TO PURCHASE ANY AND ALL OF THE COMMON SHARES OF

LIONS GATE ENTERTAINMENT CORP.

For

U.S$7.00 in Cash Per Share

RECOMMENDATION TO SHAREHOLDERS

The Board of Directors of Lionsgate continues to recommend that Shareholders REJECT the Offer and NOT TENDER their Shares.

Any Shareholder who has tendered his or her Shares under the Offer should WITHDRAW those Shares.

June 4, 2010

FORWARD-LOOKING STATEMENTS

Certain statements in this Notice of Change to Directors’ Circular may constitute “forward-looking” statements.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group (as defined herein), actions taken by shareholders in respect of the Offer, the possible effect of the Offer on Lions Gate Entertainment Corp.’s (“Lionsgate” or the “Company”) business (including, without limitation, on the Credit Facilities and the Notes and on Lionsgate’s status under the Investment Canada Act), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2010 Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on June 1, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.

CURRENCY

All dollar references in this Directors’ Circular are in United States dollars, unless otherwise indicated.  On June 3, 2010, the noon rate of exchange as reported by the Bank of Canada was C$1.00 = US$09601 and US$1.00 = C$1.0416.

ENQUIRIES

This document is important and requires your immediate attention.  If you are in doubt as to how to respond to the Offer (as defined herein), you should consult with your investment dealer, broker, lawyer or other professional advisor.  Enquiries concerning information in this document should be directed to Lionsgate’s information agent, MacKenzie Partners, Inc. at 1-800-322-2885 (toll free in North America), 1-212-929-5500 (collect outside North America) or lionsgate@mackenziepartners.com.

AVAILABILITY OF DISCLOSURE DOCUMENTS

Although the market for the securities of Lionsgate is the New York Stock Exchange, Lionsgate is a reporting issuer the Canadian provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities in each such province and with the United States Securities and Exchange Commission.  Continuous disclosure documents are available at www.sedar.com and www.sec.gov.

DEFINED TERMS

All capitalized terms used in this notice of change but not otherwise defined have the meanings set forth in the Lionsgate Directors’ Circular dated March 12, 2010.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
CURRENCY	1
ENQUIRIES	1
AVAILABILITY OF DISCLOSURE DOCUMENTS	1
DEFINED TERMS	1
NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR	2
DIRECTORS’ RECOMMENDATION	3
REJECTION OF THE OFFER	4
RECENT DEVELOPMENTS	4
REASONS FOR THE RECOMMENDATION	5
CONCLUSION AND RECOMMENDATION	7
HOW TO WITHDRAW YOUR DEPOSITED SHARES	7
INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE OFFER	7
MATERIAL CHANGES IN THE AFFAIRS OF LIONSGATE	7
OTHER INFORMATION	8
STATUTORY RIGHTS	8
APPROVAL OF DIRECTORS’ CIRCULAR	8
APPENDIX A – CONDITIONS TO THE OFFER	A-1

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

This notice of change (the “Notice of Change”) amends and supplements the directors’ circular (the “Directors’ Circular”) dated March 12, 2010, the first notice of change to the Directors’ Circular dated March 23, 2010 and the second notice of change to the Directors’ Circular dated April 21, 2010, each issued by the board of directors of Lionsgate (the “Board”) in response to the unsolicited offer by Icahn Partners LP, a limited partnership governed by the laws of Delaware, Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund II LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Partners Master Fund III LP, a limited partnership governed by the laws of the Cayman Islands, Icahn Fund S.à r.l., a limited liability company governed by the laws of Luxembourg, Daazi Holding B.V., a limited liability company governed by the laws of The Netherlands, High River Limited Partnership, a limited partnership governed by the laws of Delaware, Hopper Investments LLC, a limited liability company governed by the laws of Delaware, Barberry Corp., a corporation governed by the laws of Delaware, Icahn Onshore LP, a limited partnership governed by the laws of Delaware, Icahn Offshore LP, a limited partnership governed by the laws of Delaware, Icahn Capital LP, a limited partnership governed by the laws of Delaware, IPH GP LLC, a limited liability company governed by the laws of Delaware, Icahn Enterprises Holdings L.P., a limited partnership governed by the laws of Delaware, Icahn Enterprises G.P. Inc., a corporation governed by the laws of Delaware, Beckton Corp., a corporation governed by the laws of Delaware, 7508921 Canada Inc., a corporation governed by the laws of Canada, Carl C. Icahn and Ronald G. Atkey, in his capacity as the sole trustee of the LGE Trust, relating to the offer by Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Icahn Fund S.à r.l., Daazi Holding B.V., 7508921 Canada Inc. and Ronald G. Atkey (the “Trustee”), in his capacity as the sole trustee of the LGE Trust (collectively, the “Offeror”), to purchase any and all of the issued and outstanding Shares at a price of $7.00 per Share in cash (the “Offer Price”) on the terms and subject to the conditions set forth in the Offer to Purchase and Circular, dated March 1, 2010, the related Letter of Acceptance and Transmittal and the related Notices of Variation and Extension, dated March 19, 2010, April 16, 2010, April 30, 2010, May 10, 2010, May 21, 2010 and June 1, 2010, (which, together with any amendments or supplements thereto from time to time, collectively constitute the “Offer”).

As a result of Carl C. Icahn’s relationship with the Offeror (other than the Trustee), Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of Mr. Icahn, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are deemed to be co-bidders with the Offeror (Mr. Icahn and such entities, together with the Offeror, as applicable, the “Icahn Group”).

 All cash payable under the Offer will be denominated in U.S. dollars.  However, holders of Shares (the “shareholders”) may elect to receive payment in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following expiry of the Offer on which funds are provided to the depositary to pay for Shares purchased under the Offer.

The Offer is described in the notice of variation and extension filed by the Offeror with the securities regulators in Canada on June 1, 2010 (the “Notice of Variation”).  According to the Notice of Variation, the Offer will expire at 8:00 p.m., New York Time, on June 16, 2010, unless the Offeror further extends or withdraws the Offer. The Offeror has stated that if the Offeror takes up Shares that have been validly tendered and not withdrawn prior to the expiration of the Offer, the Offeror will publicly announce and make available a subsequent offering period, which shall expire ten business days after the date of such announcement.

According to the Notice of Variation, as of April 16, 2010, the Offeror was the beneficial owner of 22,107,571 Shares, which represents approximately 18.724% of the total number of Shares outstanding as of April 16, 2010.

The Offer is subject to numerous conditions, which include the following, among others:

•        the Offeror shall have determined, acting reasonably, that:

(i)             the board of directors of Lionsgate shall have redeemed all Rights or have waived the application of the Rights Plan to the purchase of Shares by the Offeror under the Offer;

(ii)            a binding and non-appealable cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the Rights or the issue of the Shares upon the exercise of the Rights;

(iii)          a court of competent jurisdiction shall have ordered that the Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and such order shall have become non-appealable; or

(iv)          the Rights and the Rights Plan shall otherwise have been held unexercisable or unenforceable in relation to the purchase by the Offeror of Shares under the Offer;

•     the approval or deemed approval under the Investment Canada Act (Canada) (the “ICA”) by the Minister of Canadian Heritage shall have been obtained on terms and conditions satisfactory to the Offeror in its reasonable judgment;

•     all waiting periods and any extensions thereof applicable to the Offer under the HSR Act shall have expired or terminated;

•     all government or regulatory approvals, waiting or suspensory periods that, in the Offeror’s reasonable judgment, are necessary or desirable to complete the Offer, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable judgment;

•     Lionsgate shall not have authorized, proposed, agreed to, or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets for consideration of more than $100 million, sale of all or substantially all of its assets or material change in its capitalization, or any comparable event not in the ordinary course of business;

•     Lionsgate shall not have issued, become obligated to issue, or authorized or proposed the issuance of, any Lionsgate securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities, other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities;

•     no change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or the prospects for the business of Lionsgate which is outside the ordinary course of Lionsgate business or may be materially adverse to Lionsgate; and

•     there shall not have occurred, since August 17, 2009, any change in the compensation paid or payable by Lionsgate to its directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of termination of employment or change of control, other than as previously disclosed by Lionsgate in a public filing made by it on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) or by way of a press release made through a nationally recognized news wire service prior to the date hereof.

The Offer states that if the Offeror waives any condition in respect of the Offer, the Offer will be extended for ten business days from the date of such waiver.

For a full description of the conditions to the Offer, please see Appendix “A” attached hereto. The foregoing summary of certain conditions to the Offer does not purport to be complete and is qualified in its entirety by reference to the contents of Appendix “A” attached hereto.

DIRECTORS’ RECOMMENDATION

After careful consideration, including a thorough review by the Special Committee of the Board and by the Board, in consultation with their respective financial and legal advisors, of the terms and conditions of the Offer, the Board, by unanimous vote of the directors present at a meeting held on June 4, 2010, and upon the unanimous recommendation of the Special Committee, determined that waiver of the minimum tender condition has not addressed and has actually exacerbated the fundamental deficiencies of the Offer, and the Offer continues to be financially inadequate and coercive and continues not to be in the best interests of Lionsgate, its shareholders and other stakeholders.

Accordingly, for the reasons described in more detail below, the Board recommends that Lionsgate’s shareholders reject the Offer and NOT tender their Shares to the Offeror in the Offer.  Please see “Reasons for Recommendation” below for further detail.

If you have tendered your Shares, you can withdraw them.  For assistance in withdrawing your Shares, you can contact your broker or Lionsgate’s information agent, MacKenzie Partners, Inc. (“MacKenzie”), at the address, phone number and email address below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York  10016

Telephone:  (800) 322-2885 (Toll-Free)

(212) 929-5500 (Collect)

Email:  Lionsgate@mackenziepartners.com.

REJECTION OF THE OFFER

The Board of Directors of Lionsgate recommends that Shareholders REJECT the Offer and NOT TENDER their Shares.

Any Shareholder who has tendered his or her Shares under the Offer should WITHDRAW those Shares.

To REJECT the Offer, you do not need to do anything.  If you have tendered your Shares to the Offer, you can withdraw them until they are taken up under the Offer.  The Board of Directors recommends that you withdraw any tendered Shares immediately.  See “How to Withdraw Your Deposited Shares” in this Directors’ Circular.

Shareholders should consider the terms of the Offer and the recommendation of the Board contained in this Directors’ Circular carefully and come to their own decision whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond to the Offer should consult with their own investment dealer, broker, lawyer or other professional advisor. Acceptance of the Offer may have tax consequences specific to the circumstances of individual shareholders and shareholders should consult their own professional tax advisors. Enquiries concerning information in this Directors’ Circular should be directed to Lionsgate’s information agent, MacKenzie Partners, Inc. at 1-800-322-2885 (toll free in North America), 1-212-929-5500 (collect outside North America) or lionsgate@mackenziepartners.com.

RECENT DEVELOPMENTS

On June 1, 2010, the Offeror announced that it had amended the Offer to delete the condition that at least 36,985,976 Shares must be properly and validly deposited under the Offer and not withdrawn and to further extend the Offer to 8:00 p.m. New York time on June 16, 2010.  On that same day, Lionsgate issued a press release recommending that shareholders take no action in response to the Offer and informing shareholders that the Board, in consultation with the Special Committee and financial and legal advisors, would review the Offer and make its recommendation to shareholders.

On June 2, 2010, the Special Committee met with its financial and legal advisors, as well as the Company’s management and financial and legal advisors.  During the meeting, the Special Committee received an update regarding the terms of the amended Offer and noted that the financial terms of the Offer had not changed.  The Special Committee then engaged in a discussion of the amended Offer and potential responses to the amended Offer and determined to adjourn and reconvene after the Special Committee’s legal and financial advisors had undertaken further analysis of the amended Offer.

On June 4, 2010, the Special Committee met with its financial and legal advisors, as well as the Company’s management and financial and legal advisors.  During the meeting, the Special Committee and its advisors considered and discussed, among other things, the repeated indications by shareholders of the Company that they consider the Offer to be inadequate, as evidenced by discussions with shareholders, by the votes cast by shareholders in favor of the shareholder rights plan and by the fact that holders of less than 4% of the Company’s outstanding  shares had tendered those shares into the Offer despite repeated amendments and extensions by the Icahn Group, as well as the potential reaction of shareholders to the amended Offer.   The Special Committee also considered and discussed the hearings regarding the Offer before the Parliament of Canada and potential consequences to the Company that could result from completion of the Offer, including under the Company’s debt instruments and the ICA, the possibility that concerns over such consequences might cause additional Shares to be tendered despite the inadequacy of the Offer, and potential actions that the Company might take to ameliorate these and other consequences.  The Special Committee also considered and discussed an update by Morgan Stanley with respect to, among other things:  the market price of the Shares; the current results, business plan and initiatives of the Company; the factors affecting the industry and strategic environment generally; and the inadequacy of the Offer Price relative to various metrics.  The Special Committee also received and considered an update of the financial analyses of its financial advisor Perella Weinberg in light of the amended Offer.  The Special Committee also discussed with its advisors and the Company’s management and advisors potential alternatives based on a number of different contingencies.  The Special Committee then excused the Company’s management and the Company’s advisors and engaged in further discussion.  At the conclusion of this discussion, the Special Committee unanimously determined that the waiver of the minimum tender condition has not addressed and has actually exacerbated the fundamental deficiencies of the Offer, and the amended Offer continues to be financially inadequate and coercive and continues to not be in the best interests of the Company, its shareholders and other stakeholders, and to recommend to the Board that the Board recommend that shareholders reject the amended Offer and not tender any Shares pursuant to the amended Offer.

Later on June 4, 2010, the Board met with its financial and legal advisors as well as the Company’s management and the Special Committee’s financial and legal advisors.  The Board reviewed, among other things, the terms of the amended Offer and the repeated rejection of the Offer by shareholders.  The Board also considered and discussed updated analyses of each of Morgan Stanley and Perella Weinberg which had been provided to the Special Committee.  The Company’s management then provided an update as to the status of certain of its current initiatives and responded to questions from members of the Board.  Following these presentations, the Chairman of the Special Committee advised the Board of the determinations and recommendations of the Special Committee with respect to the amended Offer.  Following discussion and further deliberation on these matters,  including the determinations and recommendations of the Special Committee as noted above, the past and potential future reaction of shareholders, the hearings before the Parliament of Canada, potential consequences that could result from completion of the Offer and possible responses to such consequences, the Board determined, by unanimous vote of the directors present, that the elimination of the minimum tender condition to the Offer has, if anything, exacerbated its fundamental deficiencies, and that the amended Offer continues to be financially inadequate and coercive and continues not to be in the best interests of the Company, its shareholders and other stakeholders, and to recommend that shareholders reject the amended Offer and not tender any Shares pursuant to the amended Offer.

REASONS FOR THE RECOMMENDATION

After careful consideration, including a thorough review of the terms and conditions of the amended Offer by the Special Committee and by the Board, in consultation with their respective financial and legal advisors, the Board, by unanimous vote of the directors present at a meeting held on June 4, 2010, and upon the unanimous recommendation of the Special Committee, determined that the elimination of the minimum tender condition to the Offer has exacerbated the fundamental deficiencies of the Offer, and the Offer continues to be financially inadequate and coercive and not in the best interests of Lionsgate, its shareholders and other stakeholders, and recommended that shareholders reject the Offer and not tender their Shares into the Offer.

The amendments to the Offer did not include any change to the Offer Price or other factors that change the Board’s view regarding the Icahn Group’s acquisition of additional Shares or control of the Company, whether as a strategic, financial or regulatory matter.  Accordingly, the Board and the Special Committee reaffirm the factors underlying their previous recommendation as detailed above.

Furthermore, the Board and Special Committee believe that the financial inadequacy of the Offer has become more pronounced since the time that the original Offer was launched.  The Company recently announced record performance in fiscal year 2010 in terms of revenues, EBITDA and adjusted EBITDA, as well as significant improvements in net loss and cash flow from those anticipated at the time the financial adequacy of the Offer was last considered by the Board and the Special Committee, none of which are reflected in the Offer Price.

Views of Wall Street analysts have also changed to reflect a higher value for Lionsgate, and the average price target of Wall Street analysts for the Shares as of June 3, 2010 is at a 26.4% premium to the U.S. $7.00 per share offer price (as indicated in the chart below).

Analyst Targets
As of June 3, 2010
Lionsgate Share Price ($)

Source Bloomberg (1) Long-term price target.

The Board and the Special Committee continue to be concerned that an acquisition by the Icahn Group of even the 3.7% of outstanding Shares that were tendered into the Offer and not withdrawn as of the last announcement by the Icahn Group would cause an event of default under the Credit Facilities, which could trigger financial obligations under the 10.25% Notes and the Notes.  The Company has accordingly been in discussions with lenders under the Credit Facilities to seek a waiver or amendment to prevent such an event of default.  While these lenders have indicated they would not be willing to finalize a waiver or amendment until changes which may be brought about by the Offer have become more certain, the Company believes that the removal of the minimum tender condition makes it more likely that some number of shares will be taken up under the Offer and is continuing discussions with such lenders.  However, as there can be no assurance as to the availability or the terms of such a waiver or amendment, the Company encourages shareholders who have tendered into the Offer to withdraw such tendered Shares.

The Board and the Special Committee believe that the removal of the minimum tender condition is intended to place additional pressure on the Company’s shareholders to tender their Shares despite the inadequacy of the Offer Price by raising the specter of an event of default or, at higher levels of participation in the tender, negative consequences under the ICA or due to the Icahn Group’s negative or complete control over the Company.  However, while this pressure continues to exist, in response to the Board and Special Committee’s earlier objections, the Icahn Group previously amended the Offer to provide for a 10 day subsequent offering period following the expiration of the Offer.  As a result, shareholders can wait until the beginning of the subsequent offering period , at which time the Icahn Group will be obligated to announce the number of Shares tendered and not withdrawn and give shareholders better insight into the potential consequences of the Offer, and then decide whether to tender in the subsequent offering period on that basis.  Accordingly, shareholders who do not believe the Offer Price to be adequate should not feel pressured to take action before the subsequent offering period.  However, shareholders who have already tendered will not be able to withdraw their Shares during the subsequent offering period, and thus should withdraw any Shares already tendered into the Offer to maximize their flexibility.

Accordingly, the Board recommends that shareholders reject the Offer and NOT tender their Shares pursuant to the Offer.

The foregoing discussion of factors considered by the Board and the Special Committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer, the Board and the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching their recommendations.  In addition, individual members of the Board and the Special Committee may have assigned different weights to different factors.  However, after weighing all of the various factors, the Board and the Special Committee made their respective recommendations by unanimous vote of the directors present.

CONCLUSION AND RECOMMENDATION

After careful consideration, including a thorough review by the Special Committee of the Board and by the Board, in consultation with their respective financial and legal advisors, of the terms and conditions of the Offer, the Board, by unanimous vote of the directors present at a meeting held on June 4, 2010, and upon the unanimous recommendation of the Special Committee, determined that waiver of the minimum tender condition has not addressed and has actually exacerbated the fundamental deficiencies of the Offer, and the Offer continues to be financially inadequate and coercive and continues not to be in the best interests of Lionsgate, its shareholders and other stakeholders.

The Board of Directors of Lionsgate recommends that Shareholders REJECT the Offer and NOT TENDER their Shares.

Any Shareholder who has tendered his or her Shares under the Offer should WITHDRAW those Shares.

HOW TO WITHDRAW YOUR DEPOSITED SHARES

Shareholders who have tendered their Shares to the Offer can withdraw them at any time: (a) before their Shares have been taken up by the Offeror pursuant to the Offer; (b) if their Shares have not been paid for by the Offeror within 3 business days after having been taken up by the Offeror; and (c) before the expiration of ten days from the day the Offeror mails a notice announcing that it has changed or varied the Offer unless, among other things, prior to the filing of such notice the Offeror has taken up their Shares or the variation in the Offer consists solely of an increase in the consideration offered and the Offer is not extended for more than ten days.

Shareholders who hold Shares through a brokerage firm should contact their broker to withdraw Shares on their behalf. If the Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the Offer, “Manner of Acceptance”, any notice of withdrawal must specify the name and number of the account at CDS Clearing and Depositary Services Inc. (“CDS”) or the Depository Trust Company (“DTC”), as applicable, to be credited with the withdrawn Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE OFFER

The Board has made reasonable enquiries of each director and officer of Lionsgate and their respective associates. Each of the directors and officers of Lionsgate together with their respective associates has indicated his or her intention to reject the Offer and not tender any of his or her Shares (including Shares underlying options held immediately prior to the expiry time of the Offer) to the Offer.

MATERIAL CHANGES IN THE AFFAIRS OF LIONSGATE

Except for the Notice of Variation, as disclosed in this Notice of Change or as publicly disclosed, the directors and senior officers of Lionsgate are not aware of any information that indicates any material change in the affairs, activities, financial position or prospects of Lionsgate since the date of its last published financial statements, being its audited consolidated financial statements as at and for the financial year ended March 31, 2010.

OTHER INFORMATION

Except as disclosed in the Directors’ Circular and this Notice of Change or as publicly disclosed and as set out below, no other information is known to the directors or senior officers of Lionsgate that would reasonably be expected to affect the decision of the shareholders to accept or reject the Offer.

The section of the Directors’ Circular entitled “Trading in Securities of Lionsgate”, as previously supplemented, is further supplemented with the following information:

Name	Date of Trade	No. of Shares	Price per Share	Nature of Transaction
Steve Beeks…………………..	May 30, 2010 May 28, 2010	58,092 106,250	$6.80 $0	See Note 1 See Note 2
Jon Feltheimer………………	May 28, 2010 May 28, 2010	58,320 160,000	$6.80 $0	See Note 1 See Note 2

Notes:

(1)       Represents Shares withheld by Lionsgate to satisfy certain tax withholding obligations upon the vesting of restricted share units.  Pursuant to the Lions Gate Entertainment Corp. 2004 Incentive Plan and Lionsgate’s policies, Shares were automatically cancelled to cover certain of the reporting person’s tax obligations.  No Shares were sold by Lionsgate or the reporting person.

(2)       Amount includes restricted share units and/or restricted share performance units granted by Lionsgate pursuant to the terms of an employment agreement with the reporting person, which are payable in an equal number of Shares.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides security holders of Lionsgate with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The content of this Notice of Change has been approved and the delivery thereof has been authorized by the Board.

CERTIFICATE

Dated: June 4, 2010

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors:

/s/ Harald Ludwig	/s/ Morley Koffman
Director	Director

APPENDIX “A”
CONDITIONS TO THE OFFER

According to the Offer, notwithstanding any other provision thereof and subject to applicable law, the Icahn Group shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any Shares deposited under the Offer unless each of the following conditions is satisfied or waived by the Offeror prior to the Expiry Time.  Capitalized terms used in this Appendix “A” and not otherwise defined in this Notice of Change (including this Appendix “A”) shall have the meanings ascribed to them in the Notice of Variation, as amended.

(a)            all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those required by any antitrust or foreign investment laws and those of any stock exchanges or other securities or regulatory authorities) that, in the Offeror’s reasonable judgment, are necessary or desirable to complete the Offer, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable judgment;

(b)            the Commissioner shall have issued an advance ruling certificate in respect of the purchase of the Lions Gate Shares pursuant to Section 102 of the Competition Act, or the applicable waiting period related to merger pre-notification under Part IX of the Competition Act will have expired or been waived and the Commissioner shall have advised the Offeror in writing (which advice will not have been rescinded or amended), to the satisfaction of the Offeror, in its reasonable judgment, that she does not then have grounds on which to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act for an order in respect of the purchase of the Lions Gate Shares under the Offer;

(c)            all waiting periods and any extensions thereof applicable to the Offer under the HSR Act shall have expired or terminated;

(d)            the approval or deemed approval under the ICA by the Minister of Canadian Heritage shall have been obtained on terms and conditions satisfactory to the Offeror in its reasonable judgment;

(e)            there shall not have occurred any actual or threatened change to the Tax Act or the regulations thereunder or the Code or the regulations thereunder, or to the administration thereof (including any proposal to amend the Tax Act or the regulations thereunder or the Code or the regulations thereunder or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change to the Tax Act or the regulations thereunder or the Code or the regulations thereunder, or to the administration thereof) that, in the reasonable judgment of the Offeror, directly or indirectly, has or may have a material adverse effect on the current or anticipated Canadian or U.S. tax position of any of Lions Gate or its entities because of an increase in taxes payable, a reduction of, or limitation on, available tax losses, tax credits or other tax attributes, or a loss of entitlement to claim (or a requirement to repay) any tax credits or similar tax incentives;

(f)             there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which has or would be reasonably likely to have a material adverse effect upon the general economic, financial, currency exchange or securities industries in the United States or Canada;

(g)            there shall not have occurred:

(i)         any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Canada;

(ii)       a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada;

(iii)      any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States or Canada;

(iv)     a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or any attack on, or outbreak or act of terrorism involving the United States or Canada;

(v)       a material change in the United States, Canadian or other currency exchange rates or a suspension or a limitation on the markets thereof (as determined by the Offeror, acting reasonably); or

(vi)     in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof (as determined by the Offeror, acting reasonably);

(h)            the Offeror shall have determined, acting reasonably, that:

(i)         the board of directors of Lions Gate shall have redeemed all Rights or have waived the application of the Poison Pill to the purchase of Lions Gate Shares by the Offeror under the Offer;

(ii)       a binding and non-appealable cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Lions Gate Shares upon the exercise of the Rights;

(iii)      a court of competent jurisdiction shall have ordered that the Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and such order shall have become non-appealable; or

(iv)     the Rights and the Poison Pill shall otherwise have been held unexercisable or unenforceable in relation to the purchase by the Offeror of Lions Gate Shares under the Offer;

(i)              there shall not exist any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Lions Gate or any of its entities prior to the date of the Offer with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States, including any prospectus, annual information form, financial statement, material change report, management proxy circular, press release or in any document so filed or released by Lions Gate or its entities to the public (all of the foregoing, the “Prior Lions Gate Public Filings”) which is adverse to Lions Gate and its entities;

(j)             there shall not have occurred since August 17, 2009, other than as has been Publicly Disclosed by Lions Gate, any change in the compensation paid or payable by Lions Gate or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of termination of employment or change of control;

(k)            no preliminary or permanent injunction or other order of any domestic or foreign court, government or governmental authority or agency shall have been issued and shall remain in effect which:

(i)         makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Lions Gate Shares by the Offeror;

(ii)       imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Lions Gate Shares, including the right to vote any Lions Gate Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Shareholders;

(iii)      imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all deposited Lions Gate Shares which it accepts for payment; or

(iv)     requires divestiture by the Offeror of any Lions Gate Shares;

(l)              there shall not be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any domestic or foreign court, government or governmental authority or agency, in any jurisdiction, which might, directly or indirectly, result in any of the consequences referred to in paragraph (k) above;

(m)          no change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or the prospects for the business of Lions Gate which is outside the ordinary course of the Lions Gate business or may be materially adverse to Lions Gate, nor shall the Offeror have become aware of any fact that has not been previously Publicly Disclosed by Lions Gate that has or may have a material adverse effect on the value of the Lions Gate Shares;

(n)            no action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission shall have been threatened, instituted or pending by any Person challenging the acquisition of any Lions Gate Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer which has or if successfully asserted would be reasonably likely to have an adverse effect on the Offer, the Offeror or the Shareholders;

(o)            Lions Gate shall not have:

(i)         issued, become obligated to issue, or authorized or proposed the issuance of, any Lions Gate securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities, other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities the existence of which has been disclosed in the Prior Lions Gate Public Filings;

(ii)       issued, become obligated to issue, or authorized or proposed the issuance of, any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Lions Gate Shares; or

(iii)      declared or paid any distribution on the Lions Gate Shares; and

(p)            neither Lions Gate, nor its board of directors nor any of Lions Gate’s subsidiary entities nor any governing body thereof shall have authorized, proposed, agreed to, or announced its intention to propose, any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets for consideration of more than U.S.$100 million, sale of all or substantially all of its assets or material change in its capitalization, or any comparable event not in the ordinary course of business.

According to the Offer, if the Offeror waives any condition in respect of the Offer, the Offer will be extended for 10 business days from the date of such waiver.